EXHIBIT 99.1

News Release dated June 26, 2014

New Western Energy Corp. to Commence Drilling Three New Wells on Its Winchester/Thomas Lease

IRVINE, Jun 26, 2014 (GLOBE NEWSWIRE via COMTEX) -- New Western Energy Corp. (OTCQB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced its intention to commence drilling three new development locations on its Winchester/Thomas lease located in Oklahoma. Currently the lease is developed with a number of shut-in Coal Bed Methane (CBM) and conventional gas wells, along with a five well EOR (Enhanced Oil Recovery) project for the production of oil from the Burgess Formation. The Company intends to expand the EOR project by adding three additional wells to the five spot pattern currently in production.

New Western intends to spud the first well in the program in mid-July, 2014 with the intent of having all three of the locations drilled and on production before the end of July 2014. Initial production from each well is expected to triple production from the current 5 BOPD and create additional PUD (Proven un-Developed) locations on the project.

Javan Khazali, President of New Western stated: "We are pleased to begin the development phase of our Winchester/Thomas asset. With over 1200 acres in this leasehold, we expect significant development potential for the oil reserves, while at the same time exploiting the already existing gas reserves, which are currently shut-in. With the entire infrastructure already in place on the lease, we expect to build a strong production and cash flow base from this asset. "

About New Western Energy Corporation.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:	Company Contact:

Javan Khazali (949) 435-0977

info@newwesternenergy.com

Investor Relations Contact:

Scott Gordon, President

CorProminence LL

377 Oak Street, Concourse 2

Garden City, NY 11530

(516) 222-2560 scottg@corprominence.com